Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement, on Form S-4, filed September 30, 2004, of our report dated March 8, 2004 on the consolidated and combined balance sheets of Centrum Acquisition, Inc. and Affiliates as of December 31, 2003 and 2002, and the related consolidated and combined statements of income, stockholders’ and members’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which appears in the Prospectus. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus filed as part of that registration statement.

/s/ Moss Adams LLP

Moss Adams LLP

Irvine, California

September 30, 2004